EXHIBIT 99.1

August 10, 2016
Centrus Reports Second Quarter 2016 Results

•	Gross profit of $5.5 million for the quarter and $21.3 million for the six-month period ended June 30, 2016

•	Net loss of $2.9 million on revenue of $63.4 million for the quarter

•	Repurchased 10 percent of long-term debt during the quarter, generating a $16.7 million gain

•	On track to achieve 2016 guidance of $275-$300 million in revenue and $200-$250 million year-end cash balance

BETHESDA, Md. - Centrus Energy Corp. (NYSE MKT: LEU) today reported a net loss of $2.9 million or $0.32 per basic and diluted share for the quarter ended June 30, 2016, compared to a net loss of $15.1 million or $1.68 per basic and diluted share for the second quarter of 2015.

“The second quarter was a steady one for Centrus, and we remain on track to meet our revenue and cash balance guidance for the year,” said Daniel B. Poneman, Centrus president and chief executive officer. “We reduced the debt this quarter and are sharply focused on lowering costs, pursuing strategic partnerships and business development opportunities, and repositioning our company as the world’s most diversified supplier of nuclear fuel.

“During the quarter, we repurchased some of our PIK Toggle Notes, lowering our debt by 10 percent and reducing interest costs. In addition, we launched a program to increase efficiencies across our business and to align our corporate structure with the scale of our ongoing operations. While we recognize it will take some time before our efforts are fully reflected in our financial results, we are continuing to make progress and are committed to delivering value to our stakeholders.”

Revenue, Cost of Sales and Gross Profit

Revenue for the second quarter was $63.4 million, an increase of $0.1 million compared to the same quarter in 2015. In the six-month period ended June 30, 2016, revenue was $153.4 million, a decrease of $77.7 million, or 34 percent, from the same period in 2015. Gross profit was $5.5 million for the quarter and $21.3 million in the six-month period, which is an increase of $1.2 million and $10.1 million, respectively, compared to the corresponding periods in 2015.

For the LEU segment, revenue for the second quarter was $54.9 million, an increase of $12.7 million, or 30 percent, compared to the same quarter in 2015. A 19 percent decline in the average sales price was largely offset by an 18 percent decline in the average cost of sales per SWU. As a result, gross profits in this segment held steady, with a year-over-year increase of $0.1 million, or 2 percent.

The volume of SWU sales increased 63 percent in the second quarter and decreased 13 percent for the six-month period compared to the corresponding periods in 2015. The variation in SWU sales volumes reflects the timing of utility customer orders. For the full year 2016, the SWU sales volume is expected to be comparable to full year 2015.

In the contract services segment, revenues and cost of sales also decreased in the three and six month periods ending on June 30, 2016, compared to the same periods in the previous year. These changes reflect the reduction in the scope of work for American Centrifuge technology services for the U.S. Department of Energy (DOE) under the Company’s contract with UT-Battelle. Gross profit for the six-month period includes $8.1 million in contract services revenue received during the first quarter of 2016 that was related to work in the fourth quarter of 2015.

Advanced Technology Costs, American Centrifuge Demobilization and D&D

Advanced technology costs consist of American Centrifuge expenses that are outside of Centrus’ contracts with UT-Battelle, including certain site maintenance costs. Advanced technology costs in the six months ended June 30, 2016, include demobilization costs for the demonstration cascade in Piketon, Ohio. In the second quarter of 2016, the Company commenced with the decontamination and decommissioning (D&D) of the Piketon facility in accordance with the requirements of the U.S. Nuclear Regulatory Commission (NRC) and DOE. Costs related to this process totaled $3.7 million in the second quarter of 2016, which were charged to the accrued liability Decontamination and Decommissioning Obligations. The Company is experiencing delays in implementing the D&D process and is working to finalize contractual and regulatory arrangements for the disposition of materials. The charge to advanced technology costs of $4.7 million in the second quarter of 2016 reflects delays as the Company continues to incur period costs as the facility caretaker. The D&D work is now expected to extend through 2017 and additional period costs associated with delays in fully implementing the D&D process are expected. The Company is evaluating the impact the delays will have on future costs.

Centrus has previously provided financial assurance to the NRC and DOE for D&D and lease turnover costs in the form of surety bonds of approximately $16 million and $13 million, respectively, which are fully cash collateralized by the Company. Centrus expects to receive cash when surety bonds are reduced and/or cancelled as the Company fulfills its D&D and lease obligations. Centrus has not made a decision on lease turnover and is continuing to evaluate future uses for the site.

SG&A and Special Charges

Selling, general and administrative (SG&A) expenses increased $6.2 million in the three months and $5.3 million in the six months ended June 30, 2016, compared to the corresponding periods in 2015, of which $4.7 million relates to the remeasurement of pension obligations. A remeasurement in the second quarter of 2016 resulted in a loss of $0.8 million. A remeasurement in the second quarter of 2015 resulted in a gain of $3.9 million. The loss and gain are mainly attributable to changes in market interest rates used to measure long-term pension obligations. Excluding the effects of the pension obligation remeasurements, SG&A expenses increased $0.6 million, or 3 percent, in the six months ended June 30, 2016, compared to the corresponding period in 2015. Consulting costs increased $0.5 million in the six-month period for work related to business development, debt repurchases and the Company’s qualified pension plans.

In the second quarter of 2016, the Company commenced a project to align its corporate structure to the scale of its ongoing business operations and to update related information technology. Centrus incurred advisory costs related to the reengineering project of $0.5 million in the three months ended June 30, 2016.

PIK Toggle Note Repurchase

In June 2016, the Company repurchased PIK Toggle Notes pursuant to a pre-arranged trading plan with an aggregate principal balance of $26.1 million and accrued interest payable balance of $0.5 million. The Company paid $9.8 million in cash, of which $1.8 million is included in accounts payable and accrued liabilities as of June 30, 2016, and was paid in July 2016. The gain on the early extinguishment of the PIK Toggle Notes was $16.7 million, net of commissions and unamortized deferred financing costs totaling $0.1 million.

Cash Flow

The net reduction of $50.9 million in the SWU purchase payables balance, due to the timing of purchase deliveries, was a significant use of cash in the six months ended June 30, 2016. American Centrifuge expenses have been a major use of cash, including demobilization expenses and D&D expenditures. Sources of cash included the monetization of inventory purchased in prior periods. Inventories declined $50.0 million in the quarter, less an increase in receivables from utility customers of $22.1 million. The net loss of $17.5 million in the six months ended June 30, 2016, net of non-cash expenses, was a use of cash.

2016 Outlook

Centrus continues to anticipate SWU and uranium revenue in 2016 in a range of $250 million to $275 million and total revenue in a range of $275 million to $300 million. The Company anticipates the SWU sales volume for 2016 to be comparable to 2015. The Company expects to end 2016 with a cash and cash equivalents balance in a range of $200 million to $250 million.

Centrus’ financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from the Company’s expectations could cause differences between its guidance and its ultimate results. Factors that could affect Centrus’ results include the following:

•	Additional short-term purchases or sales of SWU and uranium;

•	Timing of customer orders, related deliveries, and purchases of LEU or components;

•	The outcome of legal proceedings and other contingencies, including discussions with the Pension Benefit Guaranty Corporation (PBGC);

•
Execution and funding of a new agreement with UT-Battelle, the operator of ORNL, for the continuation of American Centrifuge development and testing activities in Oak Ridge following the expiration of the current agreement on September 30, 2016; and

•	Additional costs for American Centrifuge demobilization; decontamination and decommissioning of the Company’s facility in Ohio; or related to the overall transition of Centrus.

About Centrus Energy Corp.

Centrus Energy Corp. is a trusted supplier of enriched uranium fuel for commercial nuclear power plants in the United States and around the world. Our mission is to provide reliable and competitive fuel goods and services to meet the needs of our customers, consistent with the highest levels of integrity, safety, and security.

###

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, risks and uncertainties related to the adoption of fresh start accounting; risks related to our significant long-term liabilities, including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations; risks relating to our outstanding 8.0% paid-in-kind (“PIK”) toggle notes (the “PIK Toggle Notes”) maturing in September 2019, including the potential termination of the guarantee by United States Enrichment Corporation (“Enrichment Corp.”) of the PIK Toggle Notes; risks related to the limited trading markets in our securities; risks related to our ability to maintain the listing of our common stock on the NYSE MKT LLC; the impact and potential extended duration of the current supply/demand imbalance in the market for low-enriched uranium (“LEU”); our dependence on others for deliveries of LEU including deliveries from Russia under a commercial supply agreement (the “Russian Supply Agreement”) with the Russian government entity Joint Stock Company “TENEX”; risks relating to our sales order book, including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions and lack of current production capability; risks associated with our reliance on third-party suppliers to provide essential services to us; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; the impact of government regulation including by the U.S. Department of Energy and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); risks and uncertainties regarding funding for the American Centrifuge project and our ability to enter into an extension of the agreement with UT-Battelle, LLC, the management and operating contractor for Oak Ridge National Laboratory, for continued research, development and demonstration of the American Centrifuge technology; the competitive environment for our products and services; the potential for further demobilization or termination of the American Centrifuge project; risks related to the current demobilization of the portions of the American Centrifuge project including risks that the schedule could be delayed and costs could be higher than expected; changes in the nuclear energy industry; the impact of financial market conditions on our business, liquidity, prospects, pension assets and insurance facilities; revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q, which are available on our website at www.centrusenergy.com. We do not undertake to update our forward-looking statements except as required by law.

Contacts:
Investors: Don Hatcher (301) 564-3460
Media: Jeremy Derryberry (301) 564-3392

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Separative work units	$54.9	$42.2	$114.2	$145.8
Uranium	—	—	14.3	43.2
Contract services	8.5	21.1	24.9	42.1
Total Revenue	63.4	63.3	153.4	231.1
Cost of Sales:
Separative work units and uranium	49.3	36.7	114.8	176.3
Contract services	8.6	22.3	17.3	43.6
Total Cost of Sales	57.9	59.0	132.1	219.9
Gross profit	5.5	4.3	21.3	11.2
Advanced technology costs	4.7	4.0	16.7	5.8
Selling, general and administrative	12.5	6.3	23.9	18.6
Amortization of intangible assets	2.7	2.0	5.9	6.0
Special charges for workforce reductions and advisory costs	0.6	2.9	0.6	3.5
Other income	(0.4)	(0.7)	(0.7)	(1.5)
Operating loss	(14.6)	(10.2)	(25.1)	(21.2)
Gain on early extinguishment of debt	(16.7)	—	(16.7)	—
Interest expense	5.1	4.9	10.1	9.8
Interest (income)	(0.1)	—	(0.4)	(0.2)
Loss before income taxes	(2.9)	(15.1)	(18.1)	(30.8)
Provision (benefit) for income taxes	—	—	(0.6)	(0.3)
Net loss	$(2.9)	$(15.1)	$(17.5)	$(30.5)

Net loss per share - basic and diluted	$(0.32)	$(1.68)	$(1.92)	$(3.39)
Weighted-average number of shares outstanding - basic and diluted	9.1	9.0	9.1	9.0

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	June 30, 2016	December 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$174.5	$234.0
Accounts receivable	51.3	26.5
Inventories	201.2	319.2
Deferred costs associated with deferred revenue	74.5	63.1
Other current assets	14.9	15.2
Total current assets	516.4	658.0
Property, plant and equipment, net	6.2	3.5
Deposits for surety bonds	29.5	29.8
Intangible assets, net	99.9	105.8
Other long-term assets	23.0	23.0
Total Assets	$675.0	$820.1

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued liabilities	$40.1	$44.8
Payables under SWU purchase agreements	34.5	85.4
Inventories owed to customers and suppliers	39.5	106.8
Deferred revenue	99.8	83.9
Decontamination and decommissioning obligations	25.7	29.4
Total current liabilities	239.6	350.3
Long-term debt	227.8	247.0
Postretirement health and life benefit obligations	185.0	184.3
Pension benefit liabilities	171.4	172.3
Other long-term liabilities	34.2	31.9
Total Liabilities	858.0	985.8
Stockholders’ Deficit	(183.0)	(165.7)
Total Liabilities and Stockholders’ Deficit	$675.0	$820.1

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Six Months Ended June 30,
	2016	2015
Cash From Operating Activities
Net loss	$(17.5)	$(30.5)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	6.2	6.2
PIK interest on paid-in-kind toggle notes	3.4	1.8
Gain on early extinguishment of debt	(16.7)	—
Gain on sales of assets	(0.6)	(1.5)
Inventory valuation adjustments	0.7	—
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	(25.2)	31.8
Inventories, net – decrease	50.0	118.1
Payables under SWU purchase agreements – (decrease)	(50.9)	(116.9)
Deferred revenue, net of deferred costs – increase (decrease)	4.4	(6.6)
Accounts payable and other liabilities – (decrease)	(4.3)	(12.7)
Other, net	0.6	4.5
Net Cash (Used in) Operating Activities	(49.9)	(5.8)

Cash Provided by Investing Activities
Capital expenditures	(2.9)	—
Proceeds from sales of assets	1.0	1.5
Deposits for surety bonds - net decrease	0.3	4.0
Net Cash Provided by (Used in) Investing Activities	(1.6)	5.5

Cash Used in Financing Activities
Repurchase of debt	(8.0)	—
Net Cash (Used in) Financing Activities	(8.0)	—

Net (Decrease)	(59.5)	(0.3)
Cash and Cash Equivalents at Beginning of Period	234.0	218.8
Cash and Cash Equivalents at End of Period	$174.5	$218.5

Supplemental cash flow information:
Interest paid	$3.6	$6.0
Non-cash activities:
Conversion of interest payable-in-kind to long-term debt	$3.4	$1.8